Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-154415, 333-169967 and 333-160190) of SmartHeat Inc. and in the related Prospectuses of our reports dated April 1, 2012, with respect to the financial statements of SmartHeat Inc., and the effectiveness of internal control over financial reporting of SmartHeat Inc., included in the Annual Report of SmartHeat Inc. on Form 10-K for the year ended December 31, 2011.

/s/ Goldman Kurland & Mohidin LLP
Encino, CA
April 2, 2012